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                           NEWS RELEASE


Investor Contact:                                     Media Contact:
K. B. Makrakis                                        Bruce P. Garren
(914) 696-6509                                        (914) 696-6540


FOR IMMEDIATE RELEASE (Wednesday, February 2, 1994)


       TAMBRANDS ANNOUNCES 1993 FOURTH-QUARTER AND FULL-YEAR RESULTS


White Plains, New York--February 2, 1994--Tambrands Inc. (NYSE:TMB) today reported sales and earnings in line with expectations for the fourth quarter and the year ended December 31, 1993.

Howard B. Wentz, Jr., Chairman of the Board, announced that net sales for the quarter were $146,659,000, compared to $165,312,000 in the fourth quarter of 1992. Sales were lower due to lower volumes, caused primarily by fluctuations in trade customers' inventories in the United States. Net earnings were $21,074,000, or $.55 per share, compared to $31,099,000, or $.80 per share, in the comparable period of 1992.

Wentz said, "The positive trends that began in the third quarter of 1993 continued in the fourth quarter. I believe we have resolved the difficulties of the first half of last year and put a solid foundation in place for 1994 and beyond." He pointed out that U.S. market share for the second half of 1993, the period when the Company began executing its new marketing strategy, was more than a full point ahead of the first half. As the result of strong tampon category growth, U.S. Tampax tampon consumer purchases in units increased by more than 7% in the second half over the first half, and were slightly higher for the full-year 1993 than in 1992.

Marketing, selling and distribution expenses in the quarter were above last year's levels, as the Company continued its increased advertising and promotional spending worldwide. This increased spending was largely offset by reductions in administrative and general expenses, driven principally by the Company's previously announced restructuring.


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For the full-year 1993, net sales were $611,465,000, compared to
$684,113,000 for 1992. Sales were lower for the year due to several factors: lower volumes, caused primarily by the reduction of trade customers' inventories; the weakening of European currencies; and the divestitures in 1992 of the Maxithins sanitary pad business in North America and the pad and diaper businesses in Brazil and Mexico.

The results of the Company's operations in Ukraine, Russia and China are now included in the consolidated results.

The Company reported a one-time charge of $10,252,000 after tax, or $.27 per share, retroactive to the first quarter of 1993, representing the effect of adopting Statement of Financial Accounting Standards No. 112. SFAS 112 requires changes in the accounting for postemployment benefits.

Net earnings for 1993 after the SFAS 112 charge were $63,450,000, or $1.64 per share, compared to $121,400,000, or $3.06 per share, in 1992. Excluding the cumulative effects of accounting changes, earnings in 1993 were $73,702,000, or $1.91 per share, compared to $122,409,000, or $3.09 per share, in 1992. Also, the 1993 results were adversely affected by the previously announced second-quarter charge of $20,273,000 after tax for restructuring and other costs.

Tambrands manufactures Tampax(r) tampons and markets them around the world. A summary of consolidated operating results for the three months and year ended December 31, 1993 is attached.

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                               TAMBRANDS INC.
                       CONSOLIDATED INCOME STATEMENT
                  3 Months and 12 Months Ended December 31

                                                 3 Months Ended                                 12 Months Ended
 (In thousands,                                    December 31                Percent             December 31*              Percent
 except per share figures)                      1993           1992           Change          1993           1992           Change

 NET SALES                                    $146,659       $165,312          (11)         $611,465       $684,113           (11)

 COST OF PRODUCTS SOLD                          50,448         54,021           (7)          201,706        228,081           (12)

 GROSS PROFIT                                   96,211        111,291          (14)          409,759        456,032           (10)

 SELLING, ADMIN. AND GENERAL:
    MARKETING, SELLING AND
    DISTRIBUTION                                48,570         44,397            9           202,031        193,477             4

    ADMIN. AND GENERAL                          16,262         19,640          (17)           61,378         67,823           (10)

    RESTRUCTURING AND OTHER CHARGES                  -              -           --            30,042              -            --
                                                64,832         64,037            1           293,451        261,300            12

 OPERATING INCOME                               31,379         47,254          (34)          116,308        194,732           (40)

 INTEREST, NET AND OTHER                         1,962            815           --             2,344         (2,869)           --

 EARNINGS BEFORE PROVISION FOR INCOME
 TAXES AND CUM. EFFECT OF ACCT. CHANGE          33,341         48,069          (31)          118,652        191,863           (38)

 PROVISION FOR INCOME TAXES                     12,267         16,970          (28)           44,950         69,454           (35)

 EARNINGS BEFORE CUMULATIVE EFFECT
 OF ACCT. CHANGE                                21,074         31,099          (32)           73,702        122,409           (40)

 CUMULATIVE EFFECT OF ACCT. CHANGE                   -              -           --           (10,252)        (1,009)           --

 NET EARNINGS                                 $ 21,074       $ 31,099          (32)         $ 63,450       $121,400           (48)

 PER COMMON SHARE: EARNINGS BEFORE
 CUMULATIVE EFFECT OF ACCT. CHANGE            $   0.55       $   0.80          (31)         $   1.91       $   3.09           (38)

 CUMULATIVE EFFECT OF ACCT. CHANGE                   -              -           --             (0.27)         (0.03)           --

 NET EARNINGS                                 $   0.55       $   0.80          (31)         $   1.64       $   3.06           (46)

 AVG. SHARES OUTSTANDING                        38,410         39,040                         38,632         39,640

*Reflects adoption of SFAS Nos. 106 and 112 effective 1/1/92 and 1/1/93, respectively.